Exhibit 3.2

INFRAREIT, INC.

ARTICLES OF AMENDMENT

InfraREIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the first two sentences of Section 6.1 of Article VI and inserting in lieu thereof two new sentences to read as follows:

“The Corporation has authority to issue 500,000,000 shares of stock, consisting of (i) 450,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $5,000,000.”

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 528,030,000 shares of stock, consisting of (i) 478,030,000 shares of common stock, $0.01 par value per share, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $5,280,300.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 500,000,000 shares of stock, consisting of 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000,000.

FOURTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the Maryland General Corporation Law.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned Senior Vice President and attested by its Secretary on this 10th day of March, 2015.

ATTEST:		INFRAREIT, INC.

/s/ Greg Imhoff		By:	/s/ Benjamin D. Nelson
Name:	Greg Imhoff		Name:	Benjamin D. Nelson
Title:	Secretary		Title:	Senior Vice President